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                                                                                          PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               (Unaudited, In Thousands, except per share amounts)

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                                                              Three Months Ended                  Nine Months Ended
                                                                 September 30,                       September 30,
                                                              ------------------                  -----------------
                                                                1999        1998                   1999        1998

Basic earnings per share:
-------------------------
Basic weighted average common shares                             9,284       9,830                 9,319        9,864

Net income                                                     $ 7,202     $11,377               $21,574      $34,227

Basic earnings per common share                                $  0.78     $  1.16               $  2.32      $  3.47


Diluted earnings per share:
---------------------------

Weighted average common and dilutive potential shares            9,484      10,093                 9,520       10,159

Net income                                                     $ 7,202     $11,377               $21,574      $34,227

Diluted earnings per common share                              $  0.76     $  1.13               $  2.27      $  3.37


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